    As filed with the Securities and Exchange Commission on January 6, 1997
                                                     Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               SUCCESSORIES, INC.
             (Exact Name of Registrant as Specified in its Charter)
                            ------------------------

                     ILLINOIS                                          36-3760230
          (State or Other Jurisdiction of                           (I.R.S. Employer
          Incorporation or Organization)                         Identification Number)

          919 SPRINGER DRIVE, LOMBARD, ILLINOIS 60148, (630) 953-8440
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                            ------------------------
                               TIMOTHY C. DILLON
                               SUCCESSORIES, INC.
                               919 SPRINGER DRIVE
                            LOMBARD, ILLINOIS 60148
                                 (630) 953-8440
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                            ------------------------

                                    Copy to:

                                 GUY E. SNYDER
                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                            222 NORTH LASALLE STREET
                                   SUITE 2600
                            CHICAGO, ILLINOIS 60601
                                 (312) 609-7656
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration
Statement becomes effective.------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                            PROPOSED           PROPOSED
                                          AMOUNT             MAXIMUM            MAXIMUM           AMOUNT OF
       TITLE OF EACH CLASS OF              TO BE         AGGREGATE PRICE       AGGREGATE        REGISTRATION
      SHARES TO BE REGISTERED           REGISTERED         PER UNIT(1)     OFFERING PRICE(1)       FEE(1)
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share.............................      1,105,900          $6.875           $7,603,063           $2,304
----------------------------------------------------------------------------------------------------------------
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

(1) Pursuant to Rule 457(c), the proposed offering price and registration fee are based upon the average of the high and low prices reported on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") for the Registrant's Common Stock on January 3, 1997.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JANUARY 6, 1997

PROSPECTUS

                                1,105,900 SHARES

                               SUCCESSORIES, INC.
                                  COMMON STOCK
                            ------------------------

     This Prospectus relates to the offer and sale of shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Successories, Inc., an Illinois corporation (the "Company"). The Shares may be offered and sold from time to time by certain selling shareholders of the Company (the "Selling Shareholders") in transactions in the open market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Sale of the Shares."

     The Selling Shareholders acquired 1,212 shares of the Company's Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") on December 17, 1996 in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Preferred Stock is convertible into a maximum of 1,105,900 Shares. See "Recent Development," "Selling Shareholders" and "Sale of the Shares."

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, broker or dealer commissions, and fees and expenses of counsel (in excess of $10,000) or other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders and to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act.

     SEE "RISK FACTORS" BEGINNING ON PAGE THREE FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SHARES OF COMMON STOCK OFFERED HEREBY.

     The Common Stock is listed on NASDAQ. On January 3, 1997, the last reported sale price of the Common Stock of the Company on NASDAQ was $6.875 per share.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is January 6, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement"), of which this Prospectus forms a part, covering the Shares to be sold pursuant to this offering.

     As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission as set forth below. For additional information regarding the Company, the Common Stock and related matters and documents, reference is made to the Registration Statement and exhibits thereto.

     CERTAIN DOCUMENTS PREVIOUSLY FILED BY THE COMPANY WITH THE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." COPIES OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM A PROSPECTUS IS DELIVERED UPON REQUEST TO THE SECRETARY, SUCCESSORIES, INC., 919 SPRINGER DRIVE, LOMBARD, ILLINOIS 60148, (TELEPHONE: (630) 953-8440).

     The Company is subject to the informational and reporting requirements of the Exchange Act, and accordingly files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission, as well as the Registration Statement, are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at certain regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The reports, proxy statements and other information filed with the Commission, as well as the Registration Statement, are available on a Web site that the Commission maintains. The address of the Commission's Web site is http://www.sec.gov.

                                  THE COMPANY

     The Company's principal executive offices are located at 919 Springer Drive, Lombard, Illinois 60148. Its telephone number is (630) 953-8440.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating the Company, its business and an investment in the Shares offered by this Prospectus.

NO ASSURANCE OF CONTINUED GROWTH AND PROFITABILITY

     Since its formation in 1985, the Company has experienced rapid growth and, as part of its business strategy, the Company intends to pursue the continuation of this growth. The Company intends to open new stores, sell additional franchises, expand its wholesale channels of distribution and increase catalog revenues. The Company's expansion plans will place significant demands on its management, working capital, information systems, financial and management controls and staff. The Company's ability to control and manage this growth effectively is vital to the Company's long-term profitability. There can be no assurance that this rapid growth will continue in the future, or, if it does continue, that the Company will operate profitably.

NO ASSURANCE OF PROFITABLE EXPANSION OF RETAIL OPERATIONS

     In 1991, the Company initiated a Company-owned retail store concept and by the end of the fiscal year ended February 3, 1996, had 54 retail locations in addition to 43 franchised locations. As of December 31, 1996, there were 56 Company-owned retail locations and 44 franchised locations. The Company anticipates opening new Company-owned retail locations and franchised locations in the year ahead. The Company expects to rely increasingly upon new geographic markets to effect its planned expansion and may be expanding into geographic markets in which it has no previous operating experience. There can be no assurance that the Company will be able to open its planned new retail stores or that it can continue to operate its retail stores profitably. The Company's ability to expand will depend upon a number of factors, including: selection and availability of suitable store locations; negotiation of acceptable lease terms; the securing of required state and local permits and approvals; accuracy and proper utilization of management information systems; timely build-out; hiring; training and retention of skilled management and other personnel; availability of adequate financing; general economic conditions; and other factors, many of which are beyond the Company's control. Moreover, the opening of additional stores in current markets could have the effect of diverting sales from the Company's existing stores.

NO ASSURANCE OF PROFITABLE EXPANSION OF FRANCHISING OPERATIONS

     As of December 31, 1996, the Company had 44 franchised retail locations. The Company's franchise expansion plan will depend upon a number of factors: including the ability of the Company's franchisees to obtain suitable sites for new stores; the recruitment of new franchisees; the hiring and training of qualified personnel; the opening of new stores in a timely manner; and the availability of capital to franchisees. There can be no assurance that the Company will achieve its planned franchise expansion or that the expansion will be profitable.

GOVERNMENT REGULATION MAY ADVERSELY AFFECT FRANCHISING EXPANSION AND
PROFITABILITY

     As a franchisor, the Company is subject to various federal and state franchise laws and regulations. Although the Company believes it is currently in compliance in all material respects with existing federal and state laws, there is a trend toward increased government regulation of franchising. Additional legislation is currently pending both at the federal and state levels which could expand pre-sale disclosure requirements, further regulate substantive aspects of the franchise relationship and require the Company to file its franchise offering circulars with additional government authorities. The promulgation of new franchising laws and regulations could adversely affect the Company.

GROWTH DEPENDENT UPON CONTINUED EFFECTIVENESS OF MANAGEMENT INFORMATION SYSTEMS

     The Company's success is dependent upon, among other factors, the accuracy and proper utilization of its management information systems. The Company's ability to manage its inventory and accounts receivable collections, to purchase, sell and ship its products efficiently and on a timely basis, and to operate in a cost effective manner is dependent upon the quality and utilization of the information generated by its management information systems. The Company continuously evaluates the effectiveness of its retail and direct marketing management information systems. The Company believes, however, that its management information systems, coupled with planned enhancements are sufficient to sustain its present operations and its anticipated growth for the foreseeable future. If the growth of the Company surpasses the capacity of its management information systems, the Company's operations could be negatively affected.

GROWTH DEPENDENT ON RETAINING KEY PERSONNEL

     The success of the Company's business will largely depend upon the efforts and abilities of its executive officers and certain other key employees. The Company's Chief Executive Officer, Chief Operating Officer and Senior Vice President/Creative Director are the only key employees subject to written employment agreements. The Company believes that its future success is also dependent upon its ability to continue to attract and retain qualified personnel in all areas of its business.

CONTINUED GROWTH DEPENDENT UPON ABILITY TO PROTECT INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company relies on copyright and trademark laws to protect its proprietary rights in the names, distinctive configurations and original art work and authorship of its products and services. There can be no assurance that this protection is adequate. Moreover, the laws of certain countries in which the Company's products are sold do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States.

SEASONALITY AND FLUCTUATIONS IN QUARTERLY RESULTS AFFECT OPERATING RESULTS

     The Company generally experiences peak sales in the fourth quarter of its fiscal year (November through January) due to the holiday season, and its lowest sales levels in its second fiscal quarter (May through July). The effects of seasonality are greater in the Company's retail operations than in its catalog operations. Most expenses are incurred evenly throughout the year, although some selling and administrative expenses are variable with sales. The Company's quarterly results may also vary depending upon such factors as the opening of new stores, new catalog mailings and the timing of new product introductions by the Company.

COMPANY OPERATES IN A HIGHLY COMPETITIVE INDUSTRY

     The industry supplying motivational, self-improvement and custom awards is highly competitive and fragmented with limited barriers to entry. The primary bases for competition are customer service, selection, price, quality and name recognition. There can be no assurance that other companies with greater resources than the Company will not enter the industry and compete directly against the Company. In addition, in its franchising operations the Company competes with other franchisors for qualified franchisees. Many competing franchisors have established business concepts and significantly greater financial and other resources than the Company.

INCREASES IN POSTAGE AND SHIPPING EXPENSES COULD ADVERSELY AFFECT OPERATING RESULTS

     Postage and shipping are significant expenses in the operation of the Company's mail order business. The Company ships its products to customers generally by overnight delivery and surface services. The Company generally invoices the costs of delivery and parcel shipments directly to customers as separate shipping and handling charges. Any increases in shipping rates or postal rates (paid by the Company for its catalog mailings) could have an adverse effect on the Company's operating results. Similarly, strikes or other service interruptions by such shippers could adversely affect the Company's ability to market or deliver product on a timely basis.

IMPOSITION OF STATE SALES TAX COLLECTION OBLIGATION COULD INCREASE EXPENSES AND ADVERSELY AFFECT THE COMPANY'S BUSINESS

     The Company presently collects retail occupation tax, commonly referred to as sales tax, or other similar tax only on sales of products to residents of the states in which the Company operates retail locations. Various states have sought to impose on direct marketers the burden of collecting state sales tax on the sale of products shipped to that state's residents. The United States Supreme Court has ruled that the various states, absent congressional legislation, may not impose tax collection obligations on an out-of-state mail order company whose only contacts with the taxing state are the distribution of catalogs and other advertisement materials through the mail and whose subsequent delivery of purchased goods is by U.S. mail or interstate common carriers. Legislation has been introduced in the United States Senate in the past which, if passed, would allow states to impose state sales tax collection obligations on out-of-state mail order companies, such as the Company, whose sales to residents of the taxing state exceed certain levels. The Company believes if such legislation was passed its present sales to residents of numerous states would be subject to sales tax. Although no legislation is currently pending which would subject the Company to a sales tax collection obligation, legislation similar to that proposed in the past could be introduced and if enacted, the imposition of a sales tax collection obligation on the Company may result in additional administrative expenses to the Company and price increases to the customer that could adversely affect the Company, its financial condition and results of operation.

PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT INFLUENCE ON MANAGEMENT AND OPERATIONS

     The directors and officers of the Company beneficially own approximately 29% of the Company's outstanding shares of Common Stock. As a result, the directors and officers will have significant influence on the management and direction of the Company.

PREFERRED STOCK AND CERTAIN ANTI-TAKEOVER PROVISIONS COULD PREVENT TAKEOVER ATTEMPTS AND ADVERSELY AFFECT STOCK PRICE

     The Board of Directors has authority to establish the designations, liquidation preferences, dividend rights, terms of redemption, conversion rights, sinking fund terms and all other preferences and rights (including voting rights) of any series of preferred stock of the Company ("Preferred Stock"). The Board of Directors, without stockholder approval, can issue shares of Preferred Stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of shares of Common Stock. Any designation and issuance of such shares could be used to dilute the share ownership of persons seeking to gain control of the Company and could otherwise have the effect of delaying, deferring or preventing a change in control of the Company. In addition, certain statutory provisions of Illinois law and the Company's Articles of Incorporation could have an anti-takeover effect. Accordingly, the possible impact on takeover attempts could adversely affect the price of the Common Stock. Although the Company has no current plans to issue or to designate any additional series of Preferred Stock, there can be no assurance that the Company will not do so in the future.

STOCK PRICE HAS HISTORICALLY BEEN SUBJECT TO VOLATILITY

     In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. In addition to such market risks, the price for the Common Stock may be affected by fluctuations in the Company's quarterly results, increased competition, higher operating expenses, general economic conditions and other factors.

SIZE OF OFFERING COULD ADVERSELY AFFECT ABILITY OF HOLDERS TO SELL STOCK

     Up to 1,105,900 shares of Common Stock may be offered and sold from time to time pursuant to this Prospectus. Due to the large number of shares of Common Stock offered hereby relative to the number of outstanding shares that are currently freely tradeable (either pursuant to registration or to Rule 144) and to the fluctuations in the trading volume of the Common Stock, if holders of a significant number of shares of Common Stock attempt to sell their shares concurrently, the trading price of the Common Stock and the availability of a liquid trading market for shares of Common Stock could be negatively affected.

PAST OPERATIONAL DIFFICULTIES HAVE ADVERSELY AFFECTED THE MARKET PRICE FOR THE COMMON STOCK

     Due to the significant growth the Company experienced, many of the Company's internal systems and controls were unable to keep pace with the Company's growth. The weaknesses in these controls and systems inhibited timely identification of escalating costs. Further, during the 1994 Holiday selling season, the Company experienced construction delays in opening new stores and operational difficulties during the implementation of a new automated order fulfillment system. Shortly thereafter, the Company discovered that the value of its inventory was overstated primarily as a result of an incorrect estimate of inventory costs. As a result, the Company experienced a loss from operations for the fiscal year ended April 30, 1995 and the trading price of the Company's stock was adversely affected. While the Company has made and continues to make substantial improvements to its internal operations to more effectively manage operating expenses, there can be no assurance that further problems in these areas or others will not adversely affect the Company's operating results or that the Company will be able to operate profitably in the future.

                               RECENT DEVELOPMENT

     On December 17, 1996, the Company sold the Preferred Stock to Infinity Investors, Ltd. ("Infinity") and Seacrest Capital Limited ("Seacrest") for $5,000,000 pursuant to a Regulation D Securities Subscription Agreement (the "Subscription Agreement"). As of December 31, 1996, Infinity sold 242 shares of Preferred Stock to Fairway Capital Limited ("Fairway") for a payment of $1,000,000. In connection with such sale Fairway agreed to be bound by the terms of the Subscription Agreement and the related documents described below, acknowledged that the Preferred Stock is unregistered and may not be offered, sold or otherwise transferred unless in compliance with federal and state securities laws, and represented that it was acquiring the shares of Preferred Stock for its own account, for investment and not with a view to distribution thereof. Infinity, Seacrest and Fairway are referred to herein as the "Selling Shareholders". The Preferred Stock has a liquidation preference equal to $5,000 per share plus dividends that have accrued and not been paid when due (the "Liquidation Preference"). The Preferred Stock provides for quarterly dividends at an annual dividend rate of 4.95% on the Liquidation Preference.

     Each share of Preferred Stock is convertible into that number of shares of Common Stock obtained by dividing the Liquidation Preference by the Conversion Price (as described below) subject to the following limitations: (i) 606 shares of Preferred Stock are convertible commencing February 16, 1997; (ii) 606 shares of Preferred Stock are convertible commencing March 18, 1997; (iii) all outstanding Preferred Stock shall automatically be converted into Common Stock on December 17, 1998; (iv) the conversion right of a Selling Shareholder is limited (subject to certain exceptions) so that in no instance shall the maximum number of shares of Common Stock which a Selling Shareholder may receive on conversion exceed at any one time, an amount equal to the remainder of (X) 4.99% of the then issued and outstanding shares of Common Stock following such conversion minus (Y) the number of shares of Common Stock of the Company then owned by the Selling Shareholder; and (v) the Company shall not be obligated to honor any conversion (including any automatic conversions on December 17, 1998) if after giving effect to the issuance of the shares of Common Stock, the Company would not be in compliance with applicable National Association of Securities Dealers corporate governance rules (the "Conversion Limit"). Any shares of Preferred Stock which cannot be converted solely as a result of the Conversion Limit must be redeemed by the Company for an amount equal to the number of shares of Common Stock that would have been issued upon such conversion multiplied by the average of the closing bid prices per share of Common Stock on NASDAQ for the five consecutive trading days immediately preceding the date of determination (the "Market Price"). The Conversion Price is equal to the lesser of (X) $9.00 and (Y) the Market Price. The Conversion Price may be increased by an amount equal to the formula:

I = (C - (1.25 X 9.00)) /2, where
I = Increase in Conversion Price
C = Market Price

     Each holder of Preferred Stock shall have the same voting rights as a holder of the number of shares of Common Stock which such holder would own if it converted its Preferred Stock. However, the voting rights of a Selling Shareholder are limited (subject to certain exceptions) such that in no event will a Selling Shareholder be entitled to vote more than 4.99% of the then issued and outstanding shares of Common Stock of the Company.

     At any time commencing April 17, 1997, the Company may redeem the Preferred Stock for the Liquidation Preference plus all accrued but unpaid dividends (the "Redemption Price"). In the event the Company: (i) sells all or substantially all of its assets; or (ii) enters into a consolidation or merger transaction (with certain exceptions) the Company must redeem the outstanding Preferred Shares for the redemption price. Finally, in the event of a change of control, as defined in the Certificate of Designation creating the Preferred Stock, each holder of Preferred Stock may elect to have its Preferred Stock redeemed for the Redemption Price.

     The Preferred Stock ranks on parity with the Company's Series A Cumulative Convertible Preferred Stock and is senior to the Common Stock as to dividends or upon liquidation.

     Under the terms of a Registration Rights Agreement dated December 17, 1996, among the Company and the initial Selling Shareholders (the "Registration Rights Agreement") and the Subscription Agreement, the Company agreed to register the Shares for resale by the Selling Shareholders and has agreed to indemnify the Selling Shareholders against certain liabilities under the Securities Act. The Registration Statement of which this Prospectus is a part was filed with the Commissions pursuant to the Registration Rights Agreement and the Subscription Agreement.

     The Subscription Agreement also grants the Selling Shareholders a right of first refusal on certain future financings for a maximum of 180 days from December 17, 1996.

     The foregoing is a description of the terms of the Preferred Stock and the related agreements. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to the Preferred Stock, which was filed with the Illinois Secretary of State as part of the Company's Articles of Incorporation and the related agreements, copies of which will be made available to prospective investors by the Company upon request.

                              SELLING SHAREHOLDERS

     The Shares covered by this Prospectus are being offered and sold by the Selling Shareholders.

     The following table sets forth the number of Shares beneficially owned by each of the Selling Shareholders as of January 6, 1997, the number of Shares to be offered by each of the Selling Shareholders pursuant to this Prospectus and the number of Shares to be beneficially owned by each of the Selling Shareholders if all of the Shares offered hereby are sold as described herein. The Selling Shareholders have not held any positions or offices with, been employed by, or otherwise had a material relationship with, the Company or any of its predecessors or affiliates since December 31, 1993.

                                               NUMBER OF SHARES
                                              BENEFICIALLY OWNED                           NUMBER OF SHARES
                  NAME OF                           AS OF             NUMBER OF SHARES    BENEFICIALLY OWNED
            SELLING SHAREHOLDER                JANUARY 6, 1997         OFFERED HEREBY       AFTER OFFERING
-------------------------------------------   ------------------      ----------------    ------------------
Infinity Investors, Ltd....................         664,270(1)             664,270                    0
SeaCrest Capital Limited...................         256,716(1)(2)          220,815               36,101
Fairway Capital Limited....................         281,464(1)(2)          220,815               60,649

-------------------------
(1) Includes the maximum number of Shares which may be issued upon conversion of the Series B Preferred Stock which is 664,270 Shares for Infinity Investors, Ltd., 220,815 Shares for Seacrest Capital Limited and 220,815 Shares for Fairway Capital Limited. See "Recent Development" for a description of the limitations on conversion of the Preferred Stock.

(2) Includes Shares issued by the Company upon conversion of the Company's Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). On September 18, 1996, the Company issued 400 shares of Series A Preferred Stock in a transaction to non-U.S. persons pursuant to Regulation S under the Securities Act. Seacrest Capital Limited purchased 148 shares of Series A Preferred Stock, has converted 98 shares of Series A Preferred Stock into 73,002 Shares, and at the close of business on January 3, 1997, owned 50 shares of Series A Preferred Stock which were convertible into 36,101 Shares. Fairway Capital Limited purchased 252 shares of Series A Preferred Stock, has converted 168 shares of Series A Preferred Stock, into 124,515 Shares, and at the close of business on January 3, 1997, owned 84 shares of Series A Preferred Stock which were convertible into 60,649 Shares. This table includes the Shares that would be issued if the remaining Series A Preferred Stock was converted at the close of business on January 3, 1997.

     Under the terms of the Registration Rights Agreement and Subscription Agreement, the Company agreed to file a registration statement with respect to the potential resale of the Shares and to maintain the effectiveness of such registration statement for a period of two (2) years. All of the registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and reasonable fees and disbursements (not to exceed $10,000) of one counsel for all the Selling Shareholders will be paid by the Company; provided, however, that any underwriters' discounts and selling commissions, fees and disbursements of counsel for the Selling Shareholders in excess of $10,000 and fees and disbursements of other advisors to the Selling Shareholders will be borne by the Selling Shareholders. See "Recent Development."

                               SALE OF THE SHARES

     Sales of the Shares may be made by the Selling Shareholders, or, subject to applicable law, by pledgees, donees, transferees or other successors in interest, in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

     In offering the Shares covered hereby, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling

Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. None of the Shares covered by this Prospectus presently qualifies for sale pursuant to Rule 144.

     The Company has advised the Selling Shareholders that during such time as they may be engaged in a distribution of Shares included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that they may not engage in any stabilization activity in connection with the Shares, are required to furnish to each broker-dealer through which Shares included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Shareholders have agreed to inform the Company when the distribution of the Shares is completed.

     Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                                 LEGAL MATTERS

     A legal opinion to the effect that upon conversion of the Series B Preferred Stock, the Shares will be validly issued, fully paid and nonassessable has been rendered by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois. Guy
E. Snyder, a partner of Vedder, Price, Kaufman & Kammholz, is a director of the Company.

                                    EXPERTS

     The financial statements and schedule of the Company for the transition period from May 1, 1995 to February 3, 1996 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Price Waterhouse LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 0-22834) are incorporated herein by this reference:

          (1) The Company's Annual Report on Form 10-K for the transition period from May 1, 1995 to February 3, 1996;

          (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended May 4, 1996, August 3, 1996 and November 2, 1996;

          (3) The Company's Current Report on Form 8-K dated October 18, 1996;
     and

          (4) The description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act on Form 8-A, as amended.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date upon which this offering is terminated shall be deemed to be incorporated by reference herein and to be part hereof from the date any such document is filed.

     Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also incorporates by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in this paragraph.
                            ------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Registration fee to the Securities and Exchange Commission........   $ 2,304.00
        NASDAQ............................................................    17,500.00
        Accounting fees and expenses......................................     1,000.00
        Legal fees and expenses...........................................    10,000.00
        Miscellaneous expenses............................................     2,000.00
                                                                             ----------
             Total........................................................   $
                                                                             ==========

     The foregoing items, except for the SEC registration fee and the NASDAQ listing fee, are estimated. The Company has agreed to bear all expenses (other than underwriting discounts, broker or dealer commissions, and fees and expenses of counsel (in excess of $10,000) or other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 8.75 of the Illinois Business Corporation Act of 1953 (the "Illinois BCA") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's By-laws provide that the Registrant shall indemnify its directors and such of its officers, employees and agents as the Board of Directors may determine from time to time, to the fullest extent permitted by Section 8.75 of the Illinois BCA.

     The Company has entered into Indemnification Agreements with each of its directors (the "Indemnification Agreements"). Under the Indemnification Agreements, the Company has agreed to indemnify and hold each of the directors of the Company harmless against any and all expenses (including attorneys' fees and disbursements), judgments, fines, amounts paid in settlement and any other liabilities incurred by reason of the fact that the director was or is a director, officer, employee or agent of the Company to the fullest extent permitted by the Illinois BCA. Under the Indemnification Agreements, the Company will also advance to directors expenses incurred by the directors in (i) defending any suit or other proceeding to which the director is, or is threatened to be made, a party by reason such director's being (or having been) a director, officer, employee or agent of the Company, and (ii) prosecuting any suit or other proceeding to enforce such director's rights under the Indemnification Agreement, subject to certain conditions set forth in the Indemnification Agreements. The rights granted to Directors by the Company under the Indemnification Agreements shall continue to be valid, binding and enforceable both before and after a director has ceased to be a director, officer, employee or agent of the Company.

ITEM 16. EXHIBITS

 3.1    Articles of Incorporation of Registrant (1)
 3.2    By-laws of Registrant (1)
 3.3    Certificate of Designation creating the Company's Series A Cumulative Convertible
        Preferred Stock (filed herewith)
 3.4    Certificate of Designation creating the Company's Series B Cumulative Convertible
        Preferred Stock (filed herewith)

 4.1    Specimen Common Stock Certificate (1)
 4.2    Specimen Series A Cumulative Convertible Preferred Stock Certificate (filed herewith)
 4.3    Specimen Series B Cumulative Convertible Preferred Stock Certificate (filed herewith)
 5.1    Opinion of Vedder, Price, Kaufman & Kammholz as to the legality of the Securities being registered (12)
10.1    Form of Franchising Agreement (3)
10.2    Employment Agreement with Arnold M. Anderson dated February 28, 1993 (1)
10.3    Credit Agreement with Harris Trust and Savings Bank (4)
10.4    Credit Agreement and Guaranty between the Company and NBD Bank (5)
10.5    First Forbearance Agreement between the Company and NBD Bank (6)
10.6    Amended and Restated Credit Agreement between the Company and NBD Bank dated as of
        July 31, 1995 (7)
10.7    Lease Agreements between LaSalle National Trust Bank as Trustee under Trust No.
        107739 and Celebrating Excellence (4)
10.8    Stock Option Instrument for Arnold M. Anderson dated November 19, 1991 (1)
10.9    Celex Group, Inc. Stock Option Plan (2)
10.10   Joint Venture Agreement with Morrison DFW, Inc. and related documents (4)
10.11   Indemnification Agreement dated May 26, 1995 between the Company and Arnold M.
        Anderson (7)
        Indemnification Agreements in the form filed were also entered into by the Messrs.
        James M. Beltrame, Seamas T. Coyle, Timothy C. Dillon, C. Joseph LaBonte, Steve
        Larrick, Michael H. McKee, Mervyn C. Phillips, Jr., Michael Singletary, Guy E. Snyder
        and Peter C. Walts
10.12   First Amendment to the Credit Agreement between the Company and NBD Bank dated as of
        September 25, 1995 (8)
10.13   Second Amendment to the Credit Agreement between the Company and NBD Bank dated as of
        February 7, 1996 (9)
10.14   Form of Subordinated Note, Common Stock Purchase Warrant and Subordination Agreement
        relating to issuance of $1,500,000 Subordinated Notes and Warrants to purchase
        120,000 shares of the Company's Common Stock (9)
10.15   Common Stock Option Agreement granted to Arnold M. Anderson and Incentive Stock
        Option Agreement granted to Arnold M. Anderson (9)
10.16   Common Stock Option Agreement granted to James M. Beltrame and Incentive Stock Option granted to James M. Beltrame (9)
10.17   Third Amendment to the Credit Agreement between the Company and NBD Bank dated as of
        May 2, 1996 (9)
10.18   Employment Agreement with Arnold M. Anderson dated March 1, 1996 (10)
10.19   Employment Agreement with James M. Beltrame dated June 1, 1996 (10)
10.20   Employment Agreement with Michael H. McKee dated June 1, 1996 (10)
10.21   Common Stock Option Agreement granted to James M. Beltrame dated June 17, 1996 (10)
10.22   Agreement and Plan of Merger among Successories, Inc., British Links Acquisition
        Corp., British Links Gold Classics, Inc., David J. Houston and Michael McArthur dated
        October 1, 1996 (11)
10.23   Regulation S Securities Subscription Agreement between Successories, Inc. and
        Seacrest Capital Limited and Fairway Capital Limited dated September 16, 1996 (11)
10.24   Regulations D Securities Subscription Agreement between Successories, Inc. and
        Infinity Investors Limited and Seacrest Capital Limited dated December 17, 1996
        (filed herewith)

10.25   Registration Rights Agreement dated as of December 17, 1996, by and among
        Successories, Inc., Infinity Investors Limited and Seacrest Capital Limited (included as Exhibit D to Exhibit 10.24 hereof)
10.26   Form of Subordinated Note Extensions, Stock Options and Subordination Agreement
        relating to the extension of $1,250,000 of Subordinated Notes, and options to purchase 125,000 shares of the Company's Common Stock (filed herewith)
21.1    Subsidiaries (filed herewith)
23.1    Consent of Price Waterhouse LLP (filed herewith)
23.2    Consent of Vedder, Price, Kaufman & Kammholz (included in Exhibit 5.1 hereto)
24.1    Power of Attorney (see signature page to this Registration Statement)

-------------------------
 (1) Previously filed with Registration Statement on Form SB-2, No. 33-76530C filed on August 17, 1993, and incorporated herein by reference.

 (2) Previously filed with Amendment Number 1 to the Registration Statement of Form SB-2, No. 33-67530C filed on September 24, 1993, and incorporated herein by reference.

 (3) Previously filed with Post-effective Amendment Number 1 to the Registration Statement of Form SB-2, No. 33-67530-C filed on January 19, 1994, and incorporated herein by reference.

 (4) Previously filed with the Annual Report on Form 10-K for the year ended April 30, 1994, and incorporated herein by reference.

 (5) Previously filed with the Company's Form 10-Q/A-1 for the quarter ended July 31, 1995, and incorporated herein by reference.

 (6) Previously filed with the Company's Form 8-K on June 7, 1995 reporting Date of Event May 26, 1995, and incorporated herein by reference.

 (7) Previously filed with the Annual Report on Form 10-K for the year ended April 30, 1995, and incorporated herein by reference.

 (8) Previously filed with the Company's Form 10-Q for the quarter ended October 28, 1995, and incorporated herein by reference.

 (9) Previously filed with the Company's Annual Report on Form 10-K for the year ended February 3, 1996, and incorporated herein by reference.

(10) Previously filed with the Company's Form 10-Q for the quarter ended August 3, 1996, and incorporated herein by reference.

(11) Previously filed with the Company's Form 10-Q for the quarter ended November 2, 1996, and incorporated herein by reference.

(12) To be filed by amendment.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (l)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lombard, State of Illinois, on January 6, 1997.

                                          SUCCESSORIES, INC.

                                          By:      /s/ JAMES M. BELTRAME

                                            ------------------------------------
                                               President and Chief Operating
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Timothy C. Dillon and James M. Beltrame, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  NAME AND CAPACITY                             DATE
------------------------------------------------------    ----------------
                /s/ ARNOLD M. ANDERSON                    January 6, 1997
------------------------------------------------------
                 Arnold M. Anderson,
               Chief Executive Officer,
          Chairman of the Board and Director
            (Principal Executive Officer)

                /s/ JAMES M. BELTRAME                     January 6, 1997
------------------------------------------------------
         James M. Beltrame, President, Chief
            Operating Officer and Director

                 /s/ SEAMAS T. COYLE                      January 6, 1997
------------------------------------------------------
              Seamas T. Coyle, Director

                /s/ TIMOTHY C. DILLON                     January 6, 1997
------------------------------------------------------
          Timothy C. Dillon, Vice President
                     and Director

                  /s/ M. ANDREW KING                      January 6, 1997
------------------------------------------------------
       M. Andrew King, Chief Financial Officer
     (Principal Financial and Accounting Officer)

                /s/ C. JOSEPH LABONTE                     January 6, 1997
------------------------------------------------------
             C. Joseph LaBonte, Director

                  NAME AND CAPACITY                             DATE
------------------------------------------------------    ----------------

                /s/ STEVEN B. LARRICK                     January 6, 1997
------------------------------------------------------
             Steven B. Larrick, Director

                 /s/ MICHAEL H. MCKEE                     January 6, 1997
------------------------------------------------------
       Michael H. McKee, Senior Vice President,
            Creative Director and Director

             /s/ MERVYN C. PHILLIPS, JR.                  January 6, 1997
------------------------------------------------------
          Mervyn C. Phillips, Jr., Director

                /s/ MICHAEL SINGLETARY                    January 6, 1997
------------------------------------------------------
             Michael Singletary, Director

                  /s/ GUY E. SNYDER                       January 6, 1997
------------------------------------------------------
               Guy E. Snyder, Director

                                       S-2